Exhibit 10.68

HAND DELIVERED

February 23, 2012

Thomas Connerty

2850 SW Fairview Blvd.

Portland, OR 97205

Dear Tom:

On behalf of eDiets.com, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer, reporting to the Board of Directors. Although your appointment has been approved by the Company’s Board of Directors, your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board of Directors (“Compensation Committee”). For purposes of this offer letter, your first day of work at the Company will be considered your “Employment Start Date.”

Base Salary. Your annual base salary will be $1.00, subject to annual review by the Compensation Committee.

Annual Incentive Compensation. Subject to Compensation Committee approval, you will be eligible to participate in an annual incentive compensation program if our Compensation Committee chooses to establish one during the term of your employment. However, based on the difficult economic situation facing the Company and its expectations regarding cash flow for the 2012 fiscal year, the Company does not anticipate that an annual incentive compensation program will be established for the current fiscal year.

Equity-Based Compensation. Management will recommend that the Compensation Committee grant you a nonqualified option to purchase 400,000 shares of the Company’s common stock (the “Option”). The exercise price for the Option will be the fair market value of our common stock on the date of grant as determined by the Compensation Committee. The Option will be subject to the terms and conditions of the Company’s 2010 Amended and Restated Equity Incentive Plan, as amended, and the applicable notice of stock option grant and stock option agreement (which will include the stock option vesting schedule), and vesting of the Option is contingent on your continued employment with the Company through each vesting date; provided that you will have one year following your resignation or removal from the Board and termination of your employment, unless terminated for Cause (as defined below), to exercise the Option to the extent vested prior to the effective date thereof. Subject to approval by the Compensation Committee, 100,000 shares subject to the Option will vest on the date of such Compensation Committee approval and another 100,000 shares will vest 90 days thereafter. The remaining 200,000 shares subject to the Option will vest as follows:

•

50,000 shares on the first trading day after the closing price of the Company’s common stock on OTCBB (or any market where the Company’s common stock may subsequently be listed or quoted) has equaled or exceeded $0.75 per share for ten consecutive trading days;

Thomas Connerty

February 23, 2012

•

50,000 shares on the first trading day after the closing price of the Company’s common stock on OTCBB (or any market where the Company’s common stock may subsequently be listed or quoted) has equaled or exceeded $1.00 per share for ten consecutive trading days;

•

50,000 shares on the first trading day after the closing price of the Company’s common stock on OTCBB (or any market where the Company’s common stock may subsequently be listed or quoted) has equaled or exceeded $1.25 per share for ten consecutive trading days; and

•

50,000 shares on the first trading day after the closing price of the Company’s common stock on OTCBB (or any market where the Company’s common stock may subsequently be listed or quoted) has equaled or exceeded $1.50 per share for ten consecutive trading days.

Benefits. The Company provides a competitive benefits package for its eligible employees. Please refer to benefit plan documents for eligibility. Of course, the Company may change its benefits at any time.

Expenses. The Company will reimburse you for all reasonable out-of-pocket expenses incurred in connection with the performance of your duties, including travel expenses between your residence in Portland, Oregon, and the Company’s offices in Fort Lauderdale, Florida.

Paid Time Off. You will be entitled to three weeks of vacation time each year. In addition, the Company currently provides eligible employees with paid holidays in accordance with the provisions of the Company’s Employee Handbook.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its business partners. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company. Therefore, the Company requests that you read, complete, and sign our standard Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) prior to your Employment Start Date. In addition, the Company requests that you comply with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this offer letter, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Obligations. During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or from serving on the boards of directors of one or two companies that are not competitors to the Company, as long the activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties of employment. Any outside activities must be in compliance with and approved if required by the Company’s Code of Business Conduct and Ethics.

Non-competition. In addition to the obligations specified in the Proprietary Agreement and the Employee Handbook, you agree that, during your employment with the Company you will not engage in, or have any direct or indirect interest in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company. Notwithstanding the preceding sentence, you may own not more than 1% of the securities of any company whose securities are publicly traded.

Cause. For purposes of this offer letter, “Cause” shall mean termination of your employment with the Company based upon the occurrence of one or more of the following which, with respect to clauses (1), (2) and (3) below, if curable, you have not cured within fourteen (14) days after you receive written notice from the Company specifying with reasonable particularity such occurrence: (1) your refusal or material

Thomas Connerty

February 23, 2012

failure to perform your job duties and responsibilities, (2) your failure or refusal to comply in any material respect with Company policies or lawful directives, (3) your material breach of any contract or agreement between you and the Company (including but not limited to this offer letter, the Proprietary Agreement and the Employee Handbook), or your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company, (4) your commission of an act of fraud, theft, embezzlement or other unlawful act against the Company or involving its property or assets or your engaging in unprofessional, unethical or other intentional acts that materially discredit the Company or are materially detrimental to the reputation, character or standing of the Company, or (5) your indictment or conviction or nolo contendre or guilty plea with respect to any felony or crime of moral turpitude. Following notice and cure as provided in the preceding sentence, upon any additional one-time occurrence of one or more of the events enumerated in that sentence, the Company may terminate your employment for Cause without notice and opportunity to cure. However, should the Company choose to offer you another opportunity to cure, it shall not be deemed a waiver of its rights under this provision.

Employment At-Will. Please understand that this offer letter, when fully signed, does not constitute a contract of employment for any specific period of time, but will create an employment at-will relationship that may be terminated at any time by you or the Company, with or without Cause and with or without advance notice. The at-will nature of the employment relationship may not be modified or amended except by written agreement signed by the Company’s Executive Chairman and you.

Employee Handbook. As an employee of the Company, you will be expected to abide by the Company’s policies and procedures including, but not limited to, the Company’s Employee Handbook and the Code of Business Conduct and Ethics incorporated in the Employee Handbook. The Company requests that you review, sign and return the Employee Handbook Acknowledgment Form previously provided to you.

Entire Agreement, Etc. When fully signed, this offer letter and the referenced documents and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters. This offer letter is governed by the laws of the State of Florida and any dispute arising from this offer letter may only be resolved by a state or federal court located in Broward County, Florida.

Eligibility to Work in the United States. In order for the Company to comply with United States law, we ask that on your Employment Start Date you bring to the Company appropriate documentation to verify your authorization to work in the United States.

Background Check. Please understand that this offer is contingent upon the successful completion of your background check.

Thomas Connerty

February 23, 2012

Accepting this Offer. To accept this offer letter, please sign a copy in the space provided below and deliver it by hand, by fax or by email attachment, together with the signed Proprietary Agreement and the signed Employee Handbook Acknowledgement Form to the Company’s General Counsel.

Sincerely,

/s/ Kevin A. Richardson
Kevin A. Richardson, II Chairman of the Board of Directors

I accept this offer of employment with eDiets.com, Inc. and agree to the terms and conditions outlined in this offer letter.

/s/ Thomas Connerty	2/23/2012
Signature	Date

Thomas Connerty	2/23/2012
Full Name	Planned Employment Start Date
(Contingent upon completion of a satisfactory background check.)